Exhibit 99.01

BIGtoken Shifts to Web 3.0

The company will provide Web 3.0, privacy-focused solutions, with benefits for consumers and advertisers.

Westlake Village, CA The BIGtoken and BritePool merger is now leveraging the combination of zero party data, its cookie-less ID network and moving to web 3.0 tactics and infrastructure.

The identity space has accelerated quickly. Web 3.0 offers new benefits to the BIGtoken user base and mass market consumers with the addition of digital wallets and token-based offers. This enhanced offer is a superior path to create value for brands, consumers, and our investors. The BritPool ID graph will become an important component of this new offer.

In Feb. 2022, BIGtoken downsized its employee base and operating costs, reducing overall cash burn, and improving its operating efficiency by 65%

Pipeline momentum has been ahead of expectations with the following highlights:

1. Request for Proposal (RFP) in process to power futuristic data diversification for one of the largest retailers in the US

2. beta testing terms are being negotiated with one of the largest agency holding companies for Web 3.0 advertising and data creation for US and EU clients

3. RFP in process with 2 major US brands for digital wallet and token-based advertising betas

“Brand engagement, data and identity systems of tomorrow must allow brands direct access to consumers, outside of the centralized construct of Web 2.0. Our Web 3.0 systems will allow brands to do just that; engage with their customers through an open, transparent, and ethical value exchange” said George Stella, Co-Founder and President of BIGtoken. “It makes sense for us to refocus our energy and resources towards building that ecosystem to enable brands to drive the type of mass adoption to Web 3.0 that they’ll need from customers going forward.”

About BIGtoken

BIGtoken is the leading ethically sourced identity, data, and insights platform. Through a transparent platform and consumer reward system, BIGtoken offers users choice, transparency, and value for their anonymized data. Participating consumers earn rewards and advertisers, and media companies get access to customer insights from compliant, zero-party. For more information on BIGtoken, visit bigtoken.com.

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in our business, and our need for future capital. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in BIGtoken’s periodic reports filed with the Securities and Exchange Commission (SEC). We do not assume any obligation to update any forward-looking statements.

Contact: George Stella

george@bigtoken.com